UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 6, 2018

TPI Composites, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-37839	20-1590775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8501 N. Scottsdale Rd. Suite 100, Scottsdale, Arizona 85253

(Address of Principal Executive Offices) (Zip Code)

480-305-8910

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

On April 6, 2018, TPI Composites, Inc. (the “Company”) entered into a Credit Agreement (the “Agreement”), among the Company, JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, Wells Fargo Bank, National Association and Capital One, National Association (“Capital One”), as co-syndication agents and JPMorgan, Wells Fargo Securities, LLC and Capital One, as joint bookrunners and joint lead arrangers. The Agreement consists of a multi-currency, revolving credit facility in an aggregate principal amount of $150.0 million (inclusive of a $25.0 million letter of credit subfacility), pursuant to which the lenders thereunder have agreed to make revolving loans available to the Company (the “Borrowings”). The Company drew down $75.4 million on the revolving credit facility in connection with the closing of the transactions contemplated by the Agreement and used the proceeds from such draw down to terminate and pay all outstanding amounts due and payable under the Company’s senior secured credit facility provided by HPS Investment Partners, LLC as Administrative Agent and Collateral Agent, plus certain fees and expenses incurred by the Company in connection with the Agreement. All Borrowings and amounts outstanding under the Agreement are scheduled to mature on April 6, 2023.

The initial Borrowings under the Agreement were designated by the Company as “ABR Borrowings” from April 6, 2018 through April 9, 2018. Thereafter, the Company designated the Borrowings as “Eurocurrency Borrowings” under the Agreement and will bear interest at a variable rate equal to LIBOR plus an initial margin of 1.5%. This margin may vary based on the Company’s total net leverage ratio (as defined in the Agreement). Interest is payable either quarterly in arrears or, with respect to Borrowings based upon the Adjusted LIBO Rate (as defined in the Agreement), on the last day of the applicable Interest Period (as defined in the Agreement) and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period. The Company is not obligated to make any principal repayments prior to the maturity so long as the Company is not in default under the Agreement. The Company may prepay Borrowings without penalty under the Agreement.

The obligations under the Agreement are secured by a lien on substantially all tangible and intangible property of the Company and the Company’s material domestic subsidiaries and by a pledge by the Company and its material domestic subsidiaries of 65% of the equity of their direct foreign subsidiaries, subject to customary exceptions, limitations and exclusions from collateral.

The Agreement contains customary affirmative covenants, negative covenants and events of default, as defined in the Agreement, including covenants and restrictions that, among other things, require the Company and its subsidiaries to satisfy certain financial covenants, and restricts or limits the ability of the Company and its subsidiaries to incur liens, incur additional indebtedness, enter into joint ventures or partnerships, engage in mergers and acquisitions, engage in asset sales and declare dividends on its capital stock. A failure to comply with these covenants could permit the Lenders under the Agreement to declare the Borrowings, together with accrued interest and fees, to be immediately due and payable, plus any applicable additional amounts relating to a prepayment or termination, as described above.

The foregoing description of the material terms of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018 or as an amendment to this Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this current report on Form 8-K is incorporated by reference as if fully set forth herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this current report on Form 8-K is incorporated by reference as if fully set forth herein.

Item 7.01	Regulation FD Disclosure

On April 9, 2018, the Company issued a press release announcing that it had entered into the Agreement. A copy of the Company’s press release is furnished herewith as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.

The information in Exhibit 99.1 of this current report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this current report on Form 8-K (including Exhibit 99.1) shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1 – Press Release dated April 9, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: April 9, 2018	By:	/s/ William E. Siwek
William E. Siwek
Chief Financial Officer